Exhibit 3.03

ARTICLES OF AMENDMENT

to

ARTICLES OF INCORPORATION

of

CNE COMMUNICATIONS, INC.

Document Number P99000101137

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida Profit Corporation adopts the following amendments to its Articles of Incorporation:

NEW CORPORATE NAME:

The first article of the Articles of Incorporation is amended to change the name of the Corporation from CNE Communications, Inc. to CNE Industries, Inc.

The second article of the Articles of Incorporation is amended to increase the number of shares which the Corporation shall have the authority to issue and shall read: The aggregate number of shares which the Corporation shall have authority to issue is SEVEN HUNDRED FIFTY MILLION (750,000,000) Shares of common stock, $.001 par value and TWO HUNDRED MILLION (200,000,000) shares of preferred stock, no par value.

The date of each amendments adoption is October 1, 2004.

The amendments were approved by the shareholders. The number of votes cast for the amendments by the shareholders was sufficient for approval.

Signed this 1st day of October, 2004.

/s/ Larry M. Reid

Larry M. Reid

President